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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made, entered into and is effective as of the effective date (the "Effective Date") of the Joint Plan of Reorganization for Horizon PCS, Inc., a Delaware corporation (the "Company"), Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC Under Chapter 11 of the Bankruptcy Code (the "Plan"), by and between the Company and William A. McKell ("Executive").

                                WITNESSETH THAT:

     WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue his employment with the Company, all effective as of the Effective Date;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Executive as follows:

     1. EMPLOYMENT PERIOD. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive during the Employment Period (as defined below) and Executive hereby agrees to remain in the employ of the Company and to provide services during the Employment Period in accordance with this Agreement. The "Initial Employment Period" shall be the period beginning on the Effective Date and ending on the third anniversary thereof. At the conclusion of the Initial Employment Period, this Agreement shall automatically renew for additional one year terms (each a "Renewal Employment Period" and together with the Initial Employment Period, the "Employment Period") unless either party gives written notice of intent not to renew at least nine months prior to the beginning of any Renewal Employment Period. Upon the expiration of the Employment Period, Executive's employment with the Company shall terminate. The Employment Period may be sooner terminated as provided in this Agreement.

     2. DUTIES. Executive agrees that during the Employment Period, Executive will devote, excepted as noted below, three-fourths (3/4) of Executive's business time, energies and talents to serving as the Chief Executive Officer of the Company. During the Employment Period, Executive shall report to the Board of Directors of the Company (the "Board") and/or the Executive Committee of the Board (the "Executive Committee"). Executive shall have such duties and responsibilities as are customary to the position of chief executive officer of comparable companies and such other duties and responsibilities as may be assigned to Executive from time to time by the Board or Executive Committee; provided, that, such powers and duties are consistent with Executive's position as Chief Executive Officer and do not violate any applicable laws or regulations. During the Employment Period, Executive shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the Board and the Executive Committee. Executive will perform the duties required by this Agreement at the Company's principal place of business unless the nature of such duties requires otherwise. Notwithstanding the foregoing, during the Employment Period, Executive may devote up to one-quarter of his business time, energies and talents to other professional endeavors including, but not limited to, serving as a part-time consultant to Horizon Telcom, Inc. and its subsidiaries; provided, that, the maximum annual compensation Executive may earn from such outside activities shall not exceed $100,000 per year in the aggregate; provided, further, that, such


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activities do not conflict or in any way compete with the business of the
Company (it being acknowledged and agreed that his service to Horizon Telcom is not and shall not be construed to be "competition" or "solicitation" within the meaning of Section 8 herein). In addition, during the Employment Period, Executive may devote reasonable time to charitable, educational, religious activities or other similar activities (including professional associations) to the extent such activities do not, in the judgment of the Board or Executive Committee, inhibit, prohibit, interfere with or conflict with Executive's duties under this Agreement or conflict in any way with the business of the Company and its subsidiaries; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company, its subsidiaries or Horizon Telcom, Inc.) or hold any other position with any business without receiving the prior written consent of the Board. It is the intent of the parties to this Agreement that Executive shall devote at least three-quarters of his business time, energies and talents to serving as the Chief Executive Officer of the Company. While Executive is employed by the Company, he shall be nominated by the Board for election by the shareholders of the Company to serve as a member of the Company's Board for no additional compensation. Provided Executive is nominated to serve on the Board, Executive's failure to be elected shall not be nor shall it be deemed to be a breach of this Agreement by the Company or give Executive Good Reason (as defined below) to terminate his employment.

     3. COMPENSATION AND BENEFITS.

     (a) Annual Base Salary. During the Employment Period, Executive shall be compensated at an annual rate of $260,000 (the "Annual Base Salary"), which shall be payable in accordance with the normal payroll practices of the Company. Executive's rate of Annual Base Salary shall be periodically reviewed by the Board and/or the Compensation Committee of the Board (the "Compensation Committee") for increase, but in no event will it be decreased.

     (b) Bonus. During the Employment Period, Executive shall be eligible to be paid performance based incentive bonuses (each, the "Incentive Bonus") from the Company in accordance with the Company's executive compensation incentive plan as in effect from time to time (the "Incentive Bonus Plan"). The Incentive Bonus at the target level of performance will be 40% of the Annual Base Salary for the year to which the bonus relates (the "Target Incentive Bonus"). Notwithstanding any other provision of this Section 3, the Target Incentive Bonus for fiscal year 2004 shall be based on a full year notwithstanding that the Effective Date occurs after the first day of the fiscal year. Any such Bonus earned during a fiscal year shall be paid at such time as the Company customarily pays annual bonuses.

     (c) Stock Options.

          (i) On the Effective Date or as soon as administratively feasible thereafter, the Company shall grant Executive stock options to acquire 197,340 shares of the Company's common stock (the "Option") under such terms and conditions as provided for under the Company's then existing stock option plan which are not inconsistent with clause (ii) below.

          (ii) The Option described in clause (i) above shall be granted subject to the following terms and conditions: (A) the Option shall be granted under and subject to the Company's stock option plan (the "Option Plan"); (B) the exercise price per share of each Option


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shall be $17.76; (C) the Option shall be vested as to 16.67% of the shares subject thereto on each sixth month anniversary of the date of grant until the Option is 100% vested; provided, that, the Option shall cease to vest upon Executive's termination of employment; (D) the Option shall be exercisable for the ten (10) year period following the date of grant; provided, that, upon Executive's termination of employment for any reason, any unvested portion of the Option shall automatically terminate and the vested portion of the Option shall remain exercisable for 30 days after Executive's termination of employment, but in no event beyond the original term of the Option; provided, further, that, if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, the Option shall become 100% vested and remain exercisable for 90 days following such termination of employment (180-days if such termination occurs concurrent with or within 6 months following a Change in Control (as defined in the Option Plan)), but in no event beyond the original term of the Option; and (E) the Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof.

     (d) Pension and Welfare Benefits. During the Employment Period and except as otherwise specifically provided to the contrary in this Agreement, Executive shall be provided with pension, welfare and fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees. Notwithstanding the foregoing, such Company pension, welfare and fringe benefit plans may be amended or terminated at any time in accordance with the term of such plans. During the Employment Period, Executive shall be provided vacation and sick leave in accordance with Company policy.

     (e) Reimbursement of Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

     (f) Car Allowance and other Perquisites. During the Employment Period, Executive shall be provided a $1,200.00 per month automobile allowance. The Company shall also provide Executive with all other perquisites approved by the Board from time to time.

     4. TERMINATION. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

     (a) Death. Executive's employment hereunder shall terminate upon his death.

     (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for 120 days in any 365 day period, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

     (c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a


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breach of this Agreement. For purposes of this Agreement, the Company shall have
"Cause" to terminate Executive's employment hereunder upon: (i) Executive's conviction of, or plea of guilty or no contest to: (A) any felony or other criminal offense that could result in imprisonment of at least 1 year or (B) a crime involving fraud, theft, misappropriation, dishonesty or embezzlement under either federal or state law; (ii) Executive's dishonesty in communications to the Board, any member of the Board or any other superior officer or superior employee he is required to report to in the course of fulfilling Executive's material employment duties; (iii) Executive's proven commission of intentional or grossly negligent acts that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business; or (iv) Executive's willful failure to perform Executive's employment duties in any material respect (other than as a result of Executive's short term disability or medical emergency involving a member of Executive's immediate family, or as the result of any Company approved leave). If the Board has reasonable belief that Executive has committed any of the acts described above, it may suspend
Executive (with pay) while it investigates whether it has or could have Cause to terminate Executive. The Company may terminate Executive for Cause prior to the completion of its investigation; provided, that, if it is ultimately determined that Executive has not committed an act which would constitute Cause, Executive, at the option of the Board, shall be reinstated effective as of the date of suspension or shall be treated as if he were terminated without Cause.

     (d) Good Reason. Executive may terminate his employment for "Good Reason" by providing the Company ninety (90) days advance written notice within thirty
(30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of (i) any reduction in Executive's Annual Base Salary or Target Incentive Bonus opportunity; (ii) any requirement by the Company that Executive's services be rendered primarily at a location or locations other than within 35 miles of Executive's current office location for other than a de minimis period of time, without Executive's prior written consent; provided, that, Executive shall not have Good Reason if he is required to engage in reasonable amounts of travel on Company business, or (iii) a material adverse alteration in the nature and status of Executive's responsibilities unless such alteration is remedied within thirty days following written notification by Executive to the Company of the alleged material adverse alteration. Such termination shall not be nor shall it be deemed to be a breach of this Agreement. Executive shall have Good Reason to terminate his employment under this clause (d) if the Company is acquired by, or merged with, a Sprint PCS affiliate (excluding Sprint FON Group in such affiliated group) and Executive is not appointed the chief executive officer of the acquired or merged entity at the time of such acquisition or merger.

     (e) Without Cause. The Company shall have the right to terminate Executive's employment hereunder without Cause at any time by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

     (f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least ninety (90) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.


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     (g) Expiration of the Employment Period. Executive's employment shall automatically terminate upon expiration of the Employment Period and such termination shall not be a breach of this Agreement.

     5. TERMINATION PROCEDURE.

     (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 4(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 4(b), fifteen (15) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such fifteen (15) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination becomes effective as provided for in Section 4 which shall not be later than ninety (90) days after the giving of such notice.

     6. RIGHTS AND PAYMENTS UPON TERMINATION. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments set forth below. Executive acknowledges and agrees that the payments set forth in this Section 6 constitute liquidated damages for termination of his employment during the Employment Period and that prior to receiving any such payments under Section 6 and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company and its affiliates related to Executive's employment (and termination of employment) with the Company in such form as the Company's Board deems appropriate. Upon Executive's termination of employment for any reason, upon the request of the Board, he shall resign any officerships, directorships or other positions that he then holds with the Company or any of its affiliates.

     (a) Minimum Payments. If Executive's Date of Termination occurs during the Employment Period for any reason, Executive shall be entitled to the following payments, in addition to any payments or benefits to which Executive may be entitled under the following provisions of this Section 6 (other than this Section 6(a)) or the express terms of any employee benefit plan or as required by law:

          (i) Executive's earned, but unpaid Annual Base Salary for the period ending on Executive's Date of Termination;

          (ii) Executive's earned and awarded, but unpaid Incentive Bonus, if any, for the prior fiscal year;


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          (iii) to the extent permitted by the Company's vacation policies as they may exist from time to time, Executive's accrued, but unpaid vacation pay for the period ending with Executive's Date of Termination; and

          (iv) Executive's unreimbursed business expenses under Section 3(c) of this Agreement through and including, the Date of Termination;

provided, that, in the event Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, the Company will not have an obligation to pay Executive the amounts, if any, under clause (ii) of this
Section 6(a).

Payments to be made to Executive pursuant to this Section 6(a) shall be made within 30 days after Executive's Date of Termination. Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company following Executive's Date of Termination for purposes of any employee benefit plan or arrangement in which Executive may participate at such time.

     (b) Termination by the Company For Cause or by Executive without Good Reason or Upon Expiration of the Employment Period. If Executive's Date of Termination occurs during the Employment Period and is a result of the Company's termination of Executive's employment on account of Cause, by Executive without Good Reason or upon expiration of the Employment Period, then, except as described in Section 6(a), Executive shall have no right to payments or benefits under this Agreement (and the Company shall have no obligation to make any such payments or provide any such benefits) for periods after Executive's Date of Termination.

     (c) Termination for Death or Disability. If Executive's Date of Termination occurs during the Employment Period and is a result of Executive's death or Disability, in addition to the amounts described in Section 6(a) above, Executive (or in the event of Executive's death, Executive's estate) shall be entitled to the following:

          (i) continuing payments of Executive's Annual Base Salary (payable in accordance with Section 3(a)) for the Continuation Period (as defined below);

          (ii) to the extent elected by Executive, the Company shall pay on behalf of Executive and his "qualified beneficiaries" as defined in Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA") for the lesser of (A) the Continuation Period or (B) the period Executive remains eligible for COBRA under law, at a cost which is no greater than is charged to active employees of the Company and their dependents, his COBRA premiums (the "COBRA Payments"); and

          (iii) a lump sum payment equal to the Target Incentive Bonus for the year in which the Date of Termination occurs, prorated (on a daily basis) through Executive's Date of Termination.

For purposes of this Agreement, the "Continuation Period" shall be the period commencing on Executive's Date of Termination and ending on the earlier of (A) the first anniversary of Executive's Date of Termination or (B) the date on which Executive violates the provisions of


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Section 8 of this Agreement. All lump sum payments required under this Section
6(c) shall be made no later than 15 days after the Date of Termination.

     (d) Termination without Cause or for Good Reason. In the event of the termination of Executive's employment during the Employment Period by the Company without Cause or by Executive for Good Reason, in addition to the amounts described above in Section 6(a), the Company shall provide Executive with the payments and benefits described in this Section 6(d):

          (i) continuing payments of Executive's Annual Base Salary (payable in accordance with Section 3(a) for twenty-one months from the Date of Termination (thirty-three months if such termination occur on or within the six month period immediately after the effective date of a Change in Control) and

          (ii) the COBRA Payments for the lesser of (A) the Continuation Period or (B) the period Executive remains eligible for COBRA.

     7. CESSATION OF DUTIES UPON TERMINATION. Notwithstanding any other provision of this Agreement, Executive shall automatically cease to be an officer of the Company and its subsidiaries as of Executive's Date of Termination and, to the extent permitted by applicable law, any and all monies that Executive owes to the Company shall be repaid to the extent possible, through deduction of such amounts from any post-termination payments owed to Executive pursuant to this Agreement.

     8. RESTRICTIVE COVENANTS.

     (a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive's employment by the Company, Executive has obtained and will obtain Confidential Information; (ii) the Confidential Information has been developed and created by the Company and its affiliates at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company's and its affiliate's business is such that it could be conducted any where in the world and that it is not limited to a geographic scope or region; (v) the Company and its affiliates will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, Executive should solicit or interfere with the Company's and its affiliate's employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates; (vi) the Company would not have hired or continued to employ Executive or grant the Options and other benefits contemplated under Agreement unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. "Competitive Business" as used in this Agreement shall mean any business which competes, with any aspect of the Company's or its affiliates' business. "Confidential Information" as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any affiliate, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas,


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processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company or any affiliate, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company or any affiliate; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or any affiliate; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

     (b) Confidentiality. In consideration of the benefits provided for this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive's duties hereunder, (ii) with the Company's express written consent,
(iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive's breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, all such Confidential Information.

     (c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months following the termination of his employment for whatever reason, (the "Restricted Period"), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business.

     (d) Non-Solicitation of Executives. In consideration of the payments and benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive shall not, without the prior written permission of the Company, directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company and its affiliates at the time of his termination of employment or was or is providing such services within the twelve (12) month period before or after his termination of employment.

     (e) Non-Solicitation of Clients and Customers. In consideration of the payments and benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm,


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partnership, corporation or other form of business organization or arrangement
(whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company or its affiliates, from any person or entity who, at the time of, or at the time during the twelve months preceding such termination, was an existing or prospective customer or client of the Company or its affiliates;
(ii) request or cause any of the Company's or its affiliates' clients or customers to cancel or terminate any business relationship with the Company or its affiliates involving services or activities which were directly or indirectly the responsibility of Executive during his employment; or (iii) request or cause any employee of the Company or its affiliates to breach or threaten to breach any terms of said employee's agreements with the Company or its affiliates or to terminate his or his employment with the Company or its affiliates.

     (f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called "discovery") related to training or marketing methods and techniques that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, or within six
(6) months thereafter, whether or not during regular business hours and created, conceived or prepared on the Company's or any affiliates' premises or otherwise shall be the sole and complete property of the Company and/or its affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, "Intellectual Property Products") created, conceived, or prepared on the Company's or its affiliates' premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company and/or its affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, or within six (6) months thereafter, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company or its affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or its affiliates all rights in any Intellectual Property Product created by Executive during his engagement by the Company, or within six (6) months thereafter, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company's reasonable request and without charge, any further assignments, applications, conveyances or


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other instruments, at any time after execution of this Agreement, whether or not
Executive is engaged by the Company at the time such request is made, in order to permit the Company, its affiliates and/or their respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive's employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive's possession, under Executive's control or to which he may have access.

     (g) Non-Disparagement. Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company and/or its affiliates and their respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period.

     (h) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 8, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Company shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof, including, without limitation, Section 4(d) of this Agreement.

     (i) Blue Pencil. If, at any time, the provisions of this Section 8 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (j) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 8 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT'S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

     9. CONTINUED INDEMNIFICATION. During the term of and after the expiration of this Agreement, Company shall continue to indemnify Executive, who is or may be


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

in the future a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was a director, officer or employee of the company, or is or was serving at the request of the company as a director, trustee, officer, member, or employee of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Company's charter and by-laws as they are in effect.

     10. RESOLUTION OF DIFFERENCES OVER BREACH OF AGREEMENT. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company's internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 8 of this Agreement. If despite their good faith efforts the parties are unable to resolve such controversy or claim through the Company's internal review procedures, then, except as provided in Section 8(h), such controversy or claim shall be resolved by binding arbitration for resolution in the state of [Columbus, Ohio] in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties and, any court of competent jurisdiction may enter judgment upon award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

     11. NOTICES. Any notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of Executive, to the most recent home address reflected in the Company's records and, in the case of the Company, to its principal executive offices, or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt. In addition, on and after Executive's Date of Termination, the Company shall notify Executive of the person or persons Executive should contact regarding matters relating to this Agreement (and the address and telephone number of such person or persons) and any changes to such contact information. All notices pursuant to the preceding sentence shall be given in accordance with this Section 11.

     12. WITHHOLDING. All compensation payable under this Agreement and/or the Option shall be subject to customary withholding taxes and other employment taxes as may be required with respect to compensation paid by a corporation (or entity) to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to Executive or to make Executive whole for the amount of any required taxes.

     13. SUCCESSORS. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.

     14. NONALIENATION. The interests of Executive under this Agreement are not subject to the claims of Executive's creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

     15. WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver by such party of any subsequent breach. Continuation of payments hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

     16. SEVERABILITY. It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Section 8, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

     17. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

     18. AMENDMENT. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.

     19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.

     20. SURVIVAL. The respective obligations of, and benefits afforded to, Executive and Company as provided in Section 8 of this Agreement shall survive the termination of this Agreement.

     21. NO CONFLICT OF INTEREST. Except as specifically provided in this Agreement, during the Employment Period, Executive shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Company.

     22. REPRESENTATION. Executive represents and warrants to the Company and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive's duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party.

     23. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     24. OTHER AGREEMENTS. This Agreement constitutes the sole and complete Agreement between or among the Company and Executive and supersedes all other prior or contemporaneous agreements, both oral and written, between or among the Company and Executive with respect to the matters contained herein including, without limitation, any prior employment agreements and any severance agreements or arrangements between or among the parties. No verbal or other statements, inducements, or representations have been made to or relied upon by Executive. The parties have read and understand this Agreement.

     25. WAIVER OF CLAIM AGAINST COMPANY PURSUANT TO THE CHAPTER 11 FILING. Executive agrees to waive any claim he may have relating to the Company's rejection of Executive's executory contract(s) in the course of its Chapter 11 filing, if any. To the extent Executive has filed a proof of claim with the bankruptcy court, Executive agrees to take affirmative steps to withdraw such claim. In addition, Executive acknowledges and agrees that he waives his right to receive any benefits under the Company's Interim Continuation of KERP Program or any other similar program of the Company.

          IN WITNESS THEREOF, Executive has hereunto set Executive's hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

                                        Horizon PCS, Inc.


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------


                                        EXECUTIVE


                                        ----------------------------------------


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